Exhibit 99.4

Nomura International plc			Urgent Please deliver immediately
1 Angel Lane	Telephone	+91 22 6723 4534
London	Facsimile	+44 (0)20 7102 9404
EC4R 3AB	Web site	www.nomura.com

SHARE CALL OPTION MASTER CONFIRMATION

To:	PERSHING SQUARE FUNDS

Attention:	c/o Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, NY 10019

Date:	July 29, 2015

Dear Sir/Madam:

The purpose of this Share Option Master Confirmation (this “Master Confirmation”) is to set forth the general terms and conditions of one or more Transactions (each a “Transaction”) that may be entered into between you (“Counterparty”) and us (“Dealer”) on the Trade Date specified in a Supplemental Confirmation, each substantially in the form of Schedule A hereto, confirming the specific terms and conditions of a particular Transaction (each a “Supplemental Confirmation”). Each Transaction, if executed, will be a Call Option, the terms of which are specified in the Master Confirmation as supplemented by the Supplemental Confirmation (together, the “Confirmation”). The entry into this Master Confirmation does not obligate either party to enter into any Transaction.

This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation hereby incorporates by reference the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2006 ISDA Definitions (the “Swap Definitions”), each as published by the International Swaps and Derivatives Association, Inc. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. In the event of any inconsistency between either the Equity Definitions or the Swap Definitions and this Confirmation, this Confirmation will govern. For purposes of the Equity Definitions, each Transaction shall be a Share Option Transaction.

The Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which the Confirmation relates. The Confirmation shall supplement, form a part of and be subject to the 2002 ISDA Master Agreement (the “Agreement”) as published by ISDA entered into between the parties on June 18, 2014, including the Schedule thereto and the 1994 Credit Support Annex (Bilateral Form—New York Law) (the “CSA”) to such Schedule. In the event of any inconsistency between the provisions of the Agreement or the CSA and the Confirmation, the Confirmation will govern for the purpose of the Transaction to which the Confirmation relates.

1. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	As specified in the relevant Supplemental Confirmation

Expiration Date:	As specified in the relevant Supplemental Confirmation

Shares:	The common stock of Mondelez International, Inc. (the “Issuer”) (ticker symbol: “MDLZ”)

Exchange:	The NASDAQ Global Select Market

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Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

Related Exchange:	None

Premium:	As specified in the relevant Supplemental Confirmation

Premium Payment Date:	Three Exchange Business Days following the Trade Date, or if such date is not a Currency Business Day, the next following Currency Business Day

Buyer shall pay Seller the Premium on the Premium Payment Date

Option Style:	American

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Number of Options:	As specified in the relevant Supplemental Confirmation

Option Entitlement:	1 Share per Option

Strike Price:	As specified in the relevant Supplemental Confirmation

General Exercise Terms:

Condition to Physical Settlement:	The Buyer of the Call Option may not exercise any Options with Physical Settlement under the Transaction until either (a) any required filings and any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated hereby, shall have been made or shall have expired or been terminated, as applicable, or (b) Buyer has determined that Buyer has an exemption from any such filings (the “Physical Settlement Condition”). Any such exercise shall constitute a representation by the Buyer that such filings have been made and any such waiting periods have expired or that Buyer has determined that Buyer has an exemption from such filings.

Condition to Cash Settlement:	Upon the exercise of the Call Option by the Buyer, the Buyer represents to the Seller that the election by Buyer of Cash Settlement is not in violation of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

In any event, upon a Cash Settlement, the Buyer will represent to the Seller that either (1) Buyer is an “affiliate” (as defined under Rule 144 under the

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Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

Securities Act of 1933, as amended (the “1933 Act”)) of the Issuer, (2) Buyer is not an “affiliate” of the Issuer, or (3) Buyer should be deemed an “affiliate” of the Issuer solely for purposes of this Transaction.

Procedures for Exercise:

Latest Exercise Time:	The scheduled closing time of the Exchange

Expiration Time:	The scheduled closing time of the Exchange

Multiple Exercise:	Applicable

Minimum Number of Options:	1

Integral Multiple:	1

Maximum Number of Options:	The number of unexercised Options

Automatic Exercise:	Not Applicable

Settlement Terms:

Settlement Method:	Physical Settlement (unless Cash Settlement is elected by the Counterparty in accordance with the terms hereof); provided that, in respect of Physical Settlement, clause (a) of Section 9.4 of the Equity Definitions is hereby amended by adding the words “as soon as practicable, but in any event no later than” before the words “one Settlement Cycle”.

Default Settlement Method:	Physical Settlement

Settlement Method Election:	Applicable

Electing Party:	Buyer

Settlement Method Election Date(s):	Any Scheduled Trading Day following the Commencement Date

Cash Settlement Terms:

Number of Options Exercised:	The number of Options exercised (or deemed exercised) on an Exercise Date, as communicated by Buyer to Seller by the Latest Exercise Time; provided that the valuation related to such Number of Options exercised will occur as set forth under “Cash Settlement Procedures” below.

Cash Settlement Procedures:	On an Exercise Date where Cash Settlement is elected, the Calculation Agent will determine the Number of

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Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

Options Exercised (which may be all such Number of Options Exercised) subject to cash settlement (the “Settled Number of Options”) in its good faith and commercially reasonable discretion (which may, for the avoidance of doubt, be exercised in consideration of advice of counsel to Counterparty and counsel to Dealer and in consideration of other market activity or derivative transaction or unwind activity by Counterparty as well as any legal considerations applicable to Counterparty, including, but not limited to, considerations related to the fact that Counterparty may be an “insider” or “affiliate” of the Issuer and the application, if any, of any related securities laws (such considerations, the “Unwind Parameters”)), and will notify Dealer and Counterparty of such determination. The Calculation Agent will include in such notice the number of Averaging Dates (“Determined Averaging Date Number”) and the initial Averaging Date for such settlement which will be the first Scheduled Trading Day after the related Exercise Date (each such date, an “Initial Averaging Date”). In respect of the settlement on the Expiration Date, the Initial Averaging Date will be the Expiration Date.

The Calculation Agent will ensure that the Determined Averaging Date Number is equal to or greater than (and is by no more than 5 Scheduled Trading Days less than) a number equal to the quotient of (a) the Settled Number of Options divided by (b) the ADTV Limit, with any fractional Determined Averaging Date Number being rounded up to the next whole number. “ADTV Limit” means a number equal to the product of (i) 20%, and (ii) the trailing average daily composite trading volume for the most recent 30-day period, determined by the Calculation Agent as of the relevant Exercise Date.

Such cash settlement shall proceed under the Equity Definitions as if (i) the Settled Number of Options were the number of Options exercised for purposes of Section 8.2 of the Equity Definitions (“Option Cash Settlement Amount”), (ii) the Averaging Dates were a number of consecutive Exchange Business Days beginning on, and including, the Initial Averaging Date for such settlement, which number shall be equal to Determined Averaging Date Number, and (iii) the Valuation Date were the final Averaging Date for the calculation of the Option Cash Settlement Amount.

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Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

Following each such settlement, the Transaction will continue with a Number of Options reduced by the amounts so settled, and the Calculation Agent will select subsequent Initial Averaging Date(s) (in conjunction with a related Determined Averaging Date Number) in a good faith and commercially reasonable manner (taking into account the Unwind Parameters) until the total of all Settled Number of Options equals the Number of Options Exercised. For the avoidance of doubt, the Calculation Agent may select a Settled Number of Options for the first settlement hereunder that equals the total Number of Options Exercised, in which case there shall be only one such settlement hereunder.

Valuation Date:	In respect of a Settled Number of Options, the final Averaging Date in respect of such Settled Number of Options.

Cash Settlement Payment Date:	In respect of a Settled Number of Options and an Exercise Date, three (3) Currency Business Days following the related Valuation Date.

General Valuation Terms:

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) thereof the following: “; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Averaging Date Disruption:	Modified Postponement; provided that Section 6.7(c)(iii)(A) of the Equity Definitions is hereby modified by inserting the words “the Calculation Agent may determine in its discretion that” after the word “then” in the sixth line thereof. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may determine that such Averaging Date is a Disrupted Day only in part, in which case (i) such day shall be an Averaging Date and the Scheduled Trading Day immediately following the date that would otherwise be the last Averaging Date shall be an additional Averaging Date; (ii) the Calculation Agent shall determine the VWAP Price on the Averaging Date that is a partially Disrupted Day on the basis of transactions in the Shares on the

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Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

Exchange on such Averaging Date, taking into account the nature and duration of the relevant Market Disruption Event; and (iii) the Calculation Agent shall determine the Settlement Price using an appropriately weighted average of VWAP Prices on the Averaging Dates instead of the arithmetic average.

Section 6.6(a) of the Equity Definitions is hereby amended by replacing the word “shall” in the fifth line thereof with the word “may,” and by deleting clause (i) thereof. Section 6.7(c)(iii)(A) of the Equity Definitions is hereby amended by replacing the word “shall” in the sixth and eighth line thereof with the word “may.”

Settlement Currency:	USD

Option Cash Settlement Amount:	As set forth in Section 8.2 of the Equity Definitions.

Relevant Price:	For purposes of Section 6.7 of the Equity Definitions, with respect to any Options for which Cash Settlement is elected, a price calculated based on the relevant date of determination’s VWAP Price excluding trades on the Exchange below the Limit Price minus $0.02.

Limit Price:	The Counterparty may communicate to Dealer on any Averaging Date prices above which the Settlement Price is acceptable to Counterparty it being understood that the Calculation Agent may have to increase the Determined Averaging Date Number in a commercially reasonable manner to reflect market liquidity above such prices.

VWAP Price:	For any Exchange Business Day, the volume-weighted average price per Share, as displayed on Bloomberg Page “MDLZ<Equity>AQR” (or any successor thereto) with respect to such Exchange Business Day, as determined by the Calculation Agent, or in the event such price is not so reported for such day for any reason or is manifestly erroneous, as reasonably determined by the Calculation Agent; provided that, when Shares trade above or below a certain price are excluded from the calculation of such volume-weighted average price, the Calculation Agent will modify the calculation commands on Bloomberg to calculate such price to reflect the agreement by the parties.

Dividends:

Ordinary Dividend Amount:	USD 0.17.

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Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

Extraordinary Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) the ex-date for which occurs during the Dividend Period and the amount or value of which differs from the Ordinary Dividend Amount, as determined by the Calculation Agent.

Dividend Recovery:	In the event that the declared dividend is different from the actual dividend paid by the Issuer, and the Calculation Agent has previously adjusted the terms of a Transaction as set forth in “Method of Adjustment” then the Calculation Agent will either (a) re-adjust the terms of such Transaction(s), or (b) determine an amount to be paid by one party to the other party, in each case to account for the discrepancy between the declared dividend and the actual dividend paid by the Issuer. This provision will survive the termination of any relevant Transaction, it be understood that if clause (b) of the previous sentence applies, the party obligated pay such amount will do so in accordance with the instructions of the Calculation Agent.

Dividend Period:	The period from but excluding the Trade Date to and including the Valuation Date.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided, that the only adjustment for any Spin-off shall be as specified under “Spin-off” and “Consequences of Spin-off” below.

Diluting Event:	Any event described in the definition of “Potential Adjustment Event” in Section 11.2(e) of the Equity Definitions, or any similar event, that subjects the Hedging Party or any person (relative to other holders of Shares) to any disadvantage as a result of any action, including, but not limited to, a “poison pill” or other plan that has the effect of shareholder rights being distributed or separated from the Shares. To the extent that an event may be a Potential Adjustment Event and a Diluting Event, the parties agree to treat such event as a Diluting Event.

Diluting Event Consequence:	Upon the occurrence of a Diluting Event, the Calculation Agent will adjust the terms of this Transaction to reflect, to the extent practicable, any mutual agreement of Dealer and Counterparty, it being understood that the Calculation Agent will attempt, to the extent practicable, to address the economic effect on the parties from the

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Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

Diluting Event by (i) extending the Expiration Date to a date up to 24 months after the original Expiration Date, and (ii) adjusting the terms of the Transaction to reflect such extension, including, but not limited to, the Strike Price and the payment of any additional Premium.

Spin-off:	A distribution of Spin-off Shares to holders of the Shares (the “Original Shares”). “Spin-off Shares” means shares of a subsidiary of the Issuer or any other entity in which the Issuer has an equity investment (the “Spin-off Company”) that are, or that as of the ex-dividend date of a distribution of such shares to holder of the Original Shares are, scheduled to be publicly quoted, traded or listed on a United States securities exchange or quotation system. Notwithstanding anything else to the contrary in the Equity Definitions, a distribution of Spin-off Shares will in every case require the Calculation Agent to take the actions specified under “Consequences of Spin-off” below and the Calculation Agent will not adjust the Transaction in any other manner.

Consequences of Spin-off:	Following the occurrence of a Spin-off, the Calculation Agent shall adjust the Transaction on account of such distribution of Spin-off Shares. Notwithstanding anything else to the contrary in the Equity Definitions, the Calculation Agent’s adjustment must continue the Transaction as two separate Transactions in respect of the Original Shares and the Spin-off Shares with substantially similar terms; provided, that the Calculation Agent shall make such adjustments to the terms of the Transactions as the Calculation Agent determines appropriate to account for the economic effect on the original Transaction of such Spin-off.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Component Adjustment

Tender Offer:	Not Applicable

Composition of Combined Consideration:	Applicable

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Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) is hereby amended by (A) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof; (B) deleting clause (Y) thereto; and (C) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof; provided that any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any derivatives legislation enacted after the Trade Date of the Transaction that affects the Hedging Party.

Failure to Deliver:	Applicable

Insolvency Filing:	Not Applicable

Determining Party:	Calculation Agent

Hedging Party:	Dealer

Additional Representations, Agreements and Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Eligible Contract Participant:	Each party represents to the other party that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act (as amended)

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Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

2. Calculation Agent: Dealer, provided however that Counterparty may challenge any determination or calculation made by the Calculation Agent within two Business Days following receipt by Counterparty of such determination or calculation, subject to providing in reasonable details the material reasons for the dispute and suggesting an alternative calculation or determination. If the parties are unable to agree on such determination or calculation within one Business Day, (i) the relevant party shall pay the amount, if any, which is not in dispute and (ii) a mutually acceptable third party will be appointed by the parties within two Business Days following such challenge to act as Substitute Calculation Agent and make the relevant determination or calculation. If the parties are unable within two Business Days to agree on, or to appoint, such third party, then each party will, within two Business Days select a leading, independent dealer in instruments of the type covered by this Confirmation and such dealers shall agree on a third party who shall also be a leading, independent dealer in instruments of the type covered by this Confirmation to act as Substitute Calculation Agent. Subject to the above, all determinations and calculations by the Substitute Calculation Agent will be binding and conclusive in the absence of manifest error. The costs, fees and expenses (if any) relating to the appointment of a third party shall be borne equally by both parties.

3. Address for Notices:

Notice to Dealer:

309 West 49th Street

New York, NY 10019

Attention: James Chenard

with a copy to:

309 West 49th Street

New York, NY 10019

Attention: Equities - Legal

Notice to Counterparty:

Steve Milankov

c/o Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, NY 10019

with a copy to:

Ramy Saad

c/o Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, NY 10019

4. Account Details:

Account details for Dealer:	To be advised.

Account details for Counterparty:	To be advised.

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Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

5. Other Provisions:

(a)	Independent Amount. The Independent Amount for a relevant Transaction with respect to the Counterparty is equal to 50% of the Premium of the relevant Transaction and is payable by the Counterparty to the Dealer in accordance with the CSA.

(b)	Additional Representations and Warranties of Counterparty.

Counterparty hereby represents and warrants to Dealer as of the date hereof, and as of each date on which a Transaction (the “Proposed Transaction”) is executed hereunder, and covenants with Dealer, as follows:

(i)	Counterparty represents that the execution of the Transaction by it is not in violation of Section 10(b) of the 1934 Act. In addition, if the Counterparty seeks to amend any Transaction, the Counterparty will be deemed to represent that the Counterparty is not in violation of Section 10(b) of the 1934 Act.

(ii)	Counterparty is aware of its obligations under the United States Federal securities laws in respect of the Shares, including without limitation under Sections 9 and 10(b) of the 1934 Act, as amended, and the rules and regulations thereunder, and during the term of the Transaction will not take any action that does not comply with those obligations.

(iii)	Without limiting the generality of Section 3(a)(iii) of the Agreement, Counterparty is and, after giving effect to the Transaction, will be in compliance with any reporting obligations under Section 16, Section 13(d) and Section 13(g) of the 1934 Act it has with respect to the Shares.

(iv)	Counterparty is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(v)	Counterparty is, and shall be as of the date of any payment or delivery by Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

(vi)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that (A) Dealer is not making any representations or warranties or giving any advice with respect to the legal, regulatory, accounting or tax treatment of the Transaction, and Counterparty has consulted with its own legal, regulatory, accounting and tax advisors with respect to the Transaction, and (B) none of Dealer and its affiliates has acted or will act as Counterparty’s fiduciary in any way, or has any fiduciary duties to Counterparty; and Counterparty is not relying, has not relied and will not rely upon any communication (written or oral) of Dealer or any of its affiliates. Counterparty has made or will make its own independent decision to enter into the Transaction based upon its own judgment and upon advice of such advisors as Counterparty deems necessary.

(vii)	Counterparty is not an “affiliate” (as defined in Rule 144) of the Issuer.

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(viii)	Counterparty is not an “insider” of the Issuer. An “insider” is a person “who is directly or indirectly the beneficial owner of more than 10 percent of any class of any equity security” of an issuer, or “who is a director or an officer” of an issuer (as such terms, as applicable, are defined in Rule 16a-1 under the 1934 Act).

(ix)	Counterparty does not have economic exposure (including economic exposure held by any of its affiliates) to the Shares equal or exceeding 9.9% of the Issuer’s outstanding shares.

(c)	Additional Representations and Warranties of Counterparty.

Except as otherwise agreed between the parties, Counterparty represents and warrants to Dealer (which representations will be deemed to be repeated by Counterparty on each date on which a Transaction hereunder remains outstanding), and covenants with Dealer, that Counterparty’s economic exposure to the Shares does not, and at any time during the term of the Transaction will not, exceed 9.9% of the outstanding Shares.

(d)	Private Placement.

Buyer represents and warrants to Seller that (i) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the 1933 Act, (ii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) it understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the 1933 Act.

(e)	Matters relating to Dealer and the Agent.

(i)	Dealer is not registered as a broker or dealer under the 1934 Act. Nomura Securities International, Inc. (“Agent”) has acted solely as agent for Dealer and Counterparty to the extent required by law in connection with the Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under the Transaction. The parties agree to proceed solely against each other, and not against Agent, in seeking enforcement of their rights and obligations with respect to the Transaction, including their rights and obligations with respect to payment of funds and delivery of securities.

(ii)	Agent may have been paid a fee by Dealer in connection with the Transaction. Further details will be furnished upon written request.

(iii)	The time of the Transaction will be furnished by Agent upon written request.

(f)	Acknowledgments Regarding Hedging.

Counterparty acknowledges that:

(i)	during the term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)	Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to the Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

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(iii)	Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction;

(iv)	any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, each in a manner that may be adverse to Counterparty;

(v)	the Transaction is a derivatives transaction in which it has purchased from Dealer an option; Dealer may purchase or sell Shares for its own account at an average price that may be greater than, or less than, the price paid to Counterparty under the terms of the Transaction; and

(vi)	without limiting the generality of the foregoing, any initial price of the Transaction is not the execution price of any initial hedge of the Dealer (if the Dealer chooses to hedge any risk with respect to the Transaction), taking into account any applicable fees or commissions, but rather is an initial price that is at risk to the Dealer (as determined by the Dealer in its sole discretion).

(g)	Miscellaneous.

Counterparty and Dealer understand that there may exist one or more confidentiality agreement(s) between Counterparty and Dealer. With respect to any rights or obligations thereunder to maintain the confidential nature of confidential information (as defined therein), the parties agree to continue to maintain the confidential nature of confidential information.

Notwithstanding anything to the contrary contained herein, any party (or such party’s affiliates) may disclose to any and all persons, without limitation of any kind, the United States tax treatment (federal, state and local) and tax structure of any transaction contemplated hereunder and all materials of any kind relating to such tax treatment and tax structure. However, any information relating to the United States federal, state or local tax treatment or tax structure shall remain subject to the applicable confidentiality provisions (and the preceding sentence shall not apply) to the extent reasonably necessary to enable any person to comply with applicable securities laws. “Tax treatment” or “tax structure” is limited to any facts relevant to the United States federal, state or local tax treatment of any Transaction contemplated hereunder and specifically does not include information relating to the identity of Counterparty or any of its affiliates.

(h)	No Arrangements.

Counterparty and Dealer each acknowledge and agree that: (i) there are no voting, hedging or settlement arrangements between Counterparty and Dealer with respect to any Shares or the Issuer, other than those set forth herein; (ii) although the Dealer may hedge its risk under the Transactions in any way the Dealer determines, the Dealer has no obligation to hedge with the purchase or maintenance of any Shares; (iii) the Counterparty will not be entitled to any voting rights in respect of any of the Shares underlying the Options in the Transaction (other than upon an exercise of the Options for Physical Settlement resulting in the delivery of Shares); and (iv) the Counterparty will not influence the Dealer with respect to the voting of any Hedge Positions of the Dealer that are Shares (if any).

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Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

Please confirm your agreement to be bound by the terms of the foregoing by executing a copy of this Confirmation and returning it to us.

Yours faithfully, NOMURA INTERNATIONAL PLC

By:
Name:
Title:

Confirmed as of the date first written above:

PERSHING SQUARE FUNDS

By: Pershing Square Capital Management, L.P., as its Investment Manager
By: PS Management GP, LLC, its General Partner

By:
Name:	William A. Ackman
Title:	Managing Member

14/16

Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

Nomura International plc			Urgent Please deliver immediately
1 Angel Lane	Telephone	+91 22 6723 4534
London	Facsimile	+44 (0)20 7102 9404
EC4R 3AB	Web site	www.nomura.com

SCHEDULE A

SHARE CALL OPTION SUPPLEMENTAL CONFIRMATION

To:	PERSHING SQUARE FUNDS

Attention:	c/o Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, NY 10019

Date:	, 2015

Dear Sir/Madam:

The purpose of this Share Option Supplemental Confirmation (this “Supplemental Confirmation”) is to confirm the specific terms and conditions of the Transaction(s) (each a “Transaction”) entered into between you (“Counterparty”) and us (“Dealer”) on the Trade Date specified below. This Supplemental Confirmation supplements the Master Confirmation between you and us dated July 29, 2015.

The terms of the particular Transaction(s) to which this Confirmation relates are as follows:

Trade Date	Expiration Date	Premium Per Option	Aggregate Premium	Number of Options	Strike Price	Independent Amount

15/16

Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.

Please confirm your agreement to be bound by the terms of the foregoing by executing a copy of this Confirmation and returning it to us.

Yours faithfully, NOMURA INTERNATIONAL PLC

By:
Name:
Title:

Confirmed as of the date first written above:

PERSHING SQUARE FUNDS

By: Pershing Square Capital Management, L.P., as its Investment Manager
By: PS Management GP, LLC, its General Partner

By:
Name:	William A. Ackman
Title:	Managing Member

16/16

Nomura International plc. Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Member of the London Stock Exchange. Registered in England no. 1550505 VAT No. 447 2492 35.

Registered Office: 1 Angel Lane, London EC4R 3AB, United Kingdom A member of the Nomura group of companies.